2000 IDS Center
80 South 8th Street
Minneapolis, MN 55402-2119
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www.ballardspahr.com

January 26, 2022

Communications Systems, Inc.
10900 Red Circle Drive
Minnetonka, MN 55343

EXHIBIT 8.1

Ladies and Gentlemen:

We have acted as counsel to Communications Systems, Inc., a Minnesota corporation (“CSI”), in connection with the distribution and issuance of contingent value rights (“CVRs”) to certain shareholders of CSI as of immediately prior to the Effective Time, as defined in the Agreement and Plan of Merger dated as of March 1, 2021, as amended by an Amendment No. 1 to Merger Agreement dated December 16, 2021 (the “Merger Agreement”), by and among CSI, Helios Merger Co. (“Merger Sub”), Pineapple Energy LLC (“Pineapple”), Lake Street Solar LLC, as the Pineapple Members’ Representative, and Randall D. Sampson, as the CSI Shareholders’ Representative, and under the terms expressed in the December 16, 2021 form of the Contingent Value Rights Agreement, attached as Exhibit A to the Merger Agreement (the “CVR Agreement” and together with the Merger Agreement, the “Agreements”).

The Merger Agreement contemplates the proposed merger of Merger Sub with and into Pineapple, with Pineapple continuing as the surviving company and becoming a direct, wholly-owned subsidiary of CSI (the “Merger”). Unless otherwise indicated, capitalized terms used herein shall have the meanings set forth in the Agreements.

In rendering the opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither independently investigated nor verified) of the facts, information, statements, representations, warranties and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Agreements, including the exhibits thereto, the Registration Statement (Registration No. 333-260999) of CSI on Form S-4 filed on November 12, 2021 with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), each as amended or supplemented through the date hereof, and such other records, certificates and documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. Our opinion is expressly conditioned on, among other things, the accuracy and completeness, both initially and continuing as of the CVR Issue Date, of the facts, information, statements, representations, warranties, covenants and assumptions set forth in the documents referred to above.

For purposes of this opinion, we have assumed that (i) the CVR Agreement effected will be substantially similar to the form of the CVR Agreement attached as Exhibit A to the Merger Agreement and will be entered into at or prior to the Effective Time, (ii) each of the distribution and issuance of the CVRs and the Merger will be consummated in the manner described in the Agreements and the Registration Statement and that none of the terms and conditions contained therein have been waived or modified in any respect and (iii) CSI will file its tax returns (including information returns) consistent with, and not take any position that is inconsistent with, the statements, representations, warranties and covenants contained in the Registration Statement and the Tax Certificate, unless otherwise required by a final determination (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”)).

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

Our opinion is based upon the applicable provisions of the Code, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (“IRS”) and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change at any time (possibly with retroactive effect). Additionally, our opinion is not binding on the IRS or the courts and no rulings have been requested or received from the IRS as to any of the matters discussed herein. Accordingly, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or if challenged, by a court. In addition, a change in any of the authorities, or the inaccuracy or failure to be complete, of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations or assumptions upon which our opinion is based could affect our conclusions expressed herein.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, the statements in the Registration Statement under the heading “Agreements Relating to the Merger - Contingent Value Rights Agreement - Certain Material U.S. Federal Income Tax Consequences of the Receipt of CVRs” insofar as such statements express conclusions as to the application of U.S. federal income tax laws, represent our opinion as to the material U.S. federal income tax consequences of the receipt of CVRs by holders of CSI common stock.

Except as expressly set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein.

This opinion has been prepared solely in connection with the filing of the Registration Statement and may not be used or relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever appearing in the Registration Statement in connection with the material U.S. federal income tax consequences of the receipt of the CVRs. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Ballard Spahr LLP

Ballard Spahr LLP